Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

PALO ALTO, Calif. – February 11, 2009 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its first quarter of fiscal 2009 ended January 2, 2009.

In the first quarter of fiscal 2009, CPI International (CPI) generated total sales of $77.1 million, a decrease from the $85.9 million generated in the same quarter of fiscal 2008.  Sales were essentially unchanged in the company’s medical and industrial end markets, and decreased in the defense (radar and electronic warfare), communications and scientific markets.  CPI booked orders totaling $67.0 million in the first quarter, a decrease from the $89.9 million booked in the same quarter of the previous fiscal year.  Orders decreased in all of the company’s markets.

“Although lower than a year ago, CPI’s first quarter sales were in line with our expectations,” said Joe Caldarelli, chief executive officer of CPI.  “Our fiscal 2009 orders got off to a slow start, as several of the orders that we had hoped to book in the first quarter were delayed out of the quarter due to economic or timing factors.  In the first few weeks of the second quarter, however, we have received several large orders, including an approximately $13 million follow-on order for the U.S. Army’s Warfighter Information Network Tactical (WIN-T) program and an approximately $4 million order for a foreign customer to support a radar system.  In addition, CPI Malibu Division is finalizing contract details on several large orders which are expected to be booked in the second quarter, including an approximately $2 million order for a tactical common data link (TCDL) program and an approximately $2.6 million order for a foreign telemetry program.  With these and other expected orders, we believe our second quarter orders will be stronger than usual at more than $100 million, offsetting the weakness in our first quarter orders, and that the higher order levels – and subsequent higher sales volume – will result in improved financial results in the second half of the fiscal year.”

CPI generated cash flows from operating activities totaling $4.6 million, or $0.26 per share on a diluted basis, and free cash flow totaling $3.7 million, or $0.21 per share on a diluted basis.  During the first quarter, the company made debt repayments of $4.75 million on its senior term loan.  In January, after the quarter ended, Communications & Power Industries also repurchased $3.0 million of its 8% Senior Subordinated Notes due 2012 at an 8.5 percent discount to par value.

           CPI’s net income in the first quarter of fiscal 2009 totaled $7.7 million, or $0.44 per share on a diluted basis, an increase from the $2.5 million, or $0.14 per share on a diluted basis, generated in the same quarter of fiscal 2008.  This increase is due to the recognition of $5.7 million, or $0.33 per share on a diluted basis, of non-recurring income tax benefits in the first quarter of fiscal 2009.  These benefits included a $5.1 million adjustment related to an outstanding audit by the Canada Revenue Agency (CRA) that, as a result of the approval of a new U.S.-Canadian tax treaty in December 2008, CPI believes will have a more favorable settlement than had previously been expected.  The benefits also included a $0.6 million adjustment to Canadian deferred tax accounts as a result of a reduction in future Canadian corporate income tax rates that were effective in the first quarter of fiscal 2008 but were recorded by the company in the first quarter of fiscal 2009.  Excluding these two non-recurring tax benefits, net income was $2.0 million, or $0.11 per share on a diluted basis, in the first quarter of fiscal 2009, a decrease from $2.5 million, or $0.14 per share on a diluted basis, generated in the same quarter of fiscal 2008; this decrease was primarily due to the impact of lower sales volume on gross profit in the first quarter of fiscal 2009.

           EBITDA equaled $9.5 million, or 12 percent of sales, in the first quarter of fiscal 2009, compared to $11.9 million, or 14 percent of sales, in the same quarter of the prior fiscal year.  The decrease in EBITDA was primarily due to the negative impact of lower sales volume on gross profit in the most recent quarter and was partially offset by reduced spending for administrative and research and development expenses.

As of January 2, 2009, CPI’s cash and cash equivalents totaled $28.0 million, as compared to $28.7 million as of October 3, 2008.  The company remains committed to using its positive cash flow to retire debt, and has retired $7.75 million principal amount of debt in fiscal 2009 to date.

First Quarter Fiscal 2009 Sales and Orders Highlights

In the first quarter of fiscal 2009, in the defense markets, which consist of CPI’s radar and electronic warfare markets on a combined basis, orders and sales were negatively impacted by ongoing delays in the receipt of orders.  The company expects delays to continue for the foreseeable future.

In the commercial markets, which consist of CPI’s medical, commercial communications, industrial and scientific markets, orders and sales were negatively impacted by the weakening of the U.S. and foreign economies.  Customers have delayed, reduced or cancelled their equipment upgrade or infrastructure expansion programs due to the challenging economy.

In the first quarter of fiscal 2009, key sales and orders highlights included:
  For orders in the defense markets, CPI saw no long-term or significant changes to any core programs in the first quarter of fiscal year 2009.  Sales in the defense markets decreased from $33.9 million in the first quarter of fiscal 2008 to $28.0 million in the first quarter of fiscal 2009.  This decrease was primarily due to an expected $2.1 million decrease in sales of CPI products to support the Aegis weapons system, as well as decreases in sales to support several other radar and electronic warfare programs due to delays in the placement of orders for those programs.  As CPI has previously announced, the company expects its sales of products to support the Aegis weapons system in fiscal 2009 to total approximately $10 million, or approximately half of its fiscal 2008 sales, because it has completed supplying products for funded new ship builds for the Aegis weapons system.
  Medical sales were essentially unchanged at $15.6 million in the first quarter of fiscal 2008 as compared to $15.8 million in the same quarter of fiscal 2009.  During the recent quarter, the weakening of global economies resulted in decreased sales of x-ray generators and products to support magnetic resonance imaging (MRI) applications.  These decreases were offset by increased sales of products to support radiation therapy applications.
  In the communications market, orders decreased from $30.0 million in the first quarter of fiscal 2008 to $17.4 million in the first quarter of fiscal 2009, primarily as a result of delays in certain key programs, as well as decreases in orders to support commercial communications applications, such as international satellite news gathering and direct-to-home broadcast applications.  CPI believes that these delays and decreases are related to the weakening of global economies.  Delays in the placement of orders for telemetry programs also contributed to the decrease in communications orders.  CPI expects to receive a number of the delayed communications orders later in fiscal 2009, and believes that the performance of its communications business for the fiscal year will be comparable to fiscal 2008.  In the first quarter of fiscal 2009, increases in orders for military communications programs partially offset the decreases in commercial communications and telemetry orders.
  Communications sales decreased from $28.3 million in the first quarter of fiscal 2008 to $26.2 million in the first quarter of fiscal 2009.  This decrease was due primarily to lower sales to support certain commercial communications applications, including domestic and international direct-to-home applications.  Offsetting these decreases, sales of products for military communications programs continued to increase in the most recent quarter.
Fiscal 2009 Outlook

“We will continue to manage our business in a conservative and prudent manner, and we are actively managing our expenses in light of the current challenging economic conditions,” said Caldarelli.  “We have undertaken a number of cost-cutting initiatives in the past few months, including reducing our headcount by approximately 70 people, implementing additional temporary shutdowns and requiring employees to take additional mandatory time off during the next few months.  We believe these and other cost-cutting actions we are taking will keep CPI well-positioned to successfully weather the current economic storm while continuing to provide the flexibility necessary to meet our customers’ needs.”

“In the first quarter, we experienced delays in certain programs that pushed the placement of orders for those programs out beyond the quarter.  We expect a number of those delayed orders to be placed in the second quarter and, as a result, we expect that CPI’s order levels will increase significantly in the second quarter.  We anticipate booking orders of more than $100 million in the second quarter, which is unusually high for CPI and would offset the orders weakness in our first quarter,” continued Caldarelli.  “Despite this high second quarter orders level, based on the detailed forecast information we have collected from our customers, we expect that our financial performance in the first half of the fiscal year will be weaker than it was in the same period last year, and that our financial performance in the second half of this fiscal year will likely be stronger than our performance in the first half of this year.  However, our expectations and forecasts are based on certain assumptions that both we and our customers are making about macroeconomic conditions, and our financial performance could be impacted in either direction should current macroeconomic conditions significantly change.”

CPI expects to continue to generate free cash flow in excess of $20 million in fiscal 2009, consistent with the company’s long-term guidance.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Thursday, February 12, 2009 at 11:00 a.m. (EST) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (877) 874-1569, or (719) 325-4814 for international callers, enter participant code 6691410 and ask for the CPI International First Quarter 2009 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before net interest expense, provisions for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring or non-cash items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Free cash flow per share represents free cash flow divided by average shares outstanding on a fully diluted basis.  Free cash flow conversion represents free cash flow divided by net income, expressed as a percentage.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, free cash flow per share, free cash flow conversion and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; the impact of a general slowdown in the global economy; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL, INC.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except per share data - unaudited)

	Quarter Ended
	January 2, 2009	December 28, 2007
Sales	$77,146	$85,910
Cost of sales	57,230	61,774
Gross profit	19,916	24,136
Operating costs and expenses:
Research and development	2,183	2,724
Selling and marketing	4,989	5,172
General and administrative	5,204	6,153
Amortization of acquisition-related intangible assets	694	781
Net loss on disposition of fixed assets	20	34
Total operating costs and expenses	13,090	14,864
Operating income	6,826	9,272
Interest expense, net	4,455	4,812
Income before income taxes	2,371	4,460
Income tax (benefit) expense	(5,284)	1,950
Net income	$7,655	$2,510

Other comprehensive income, net of tax
Net unrealized loss on cash flow hedges	(3,879)	(1,201)
Comprehensive income	$3,776	$1,309

Earnings per share - Basic	$0.47	$0.15
Earnings per share - Diluted	$0.44	$0.14

Shares used to compute earnings per share - Basic	16,269	16,371
Shares used to compute earnings per share - Diluted	17,388	17,832

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data - unaudited)

	January 2,	October 3,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$28,045	$28,670
Restricted cash	1,323	776
Accounts receivable, net	42,040	47,348
Inventories	65,867	65,488
Deferred tax assets	13,556	11,411
Prepaid and other current assets	4,171	3,823
Total current assets	155,002	157,516
Property, plant, and equipment, net	61,411	62,487
Deferred debt issue costs, net	4,689	4,994
Intangible assets, net	77,779	78,534
Goodwill	162,293	162,611
Other long-term assets	3,856	806
Total assets	$465,030	$466,948

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$3,000	$1,000
Accounts payable	18,033	21,109
Accrued expenses	28,786	23,044
Product warranty	3,990	4,159
Income taxes payable	1,794	7,766
Advance payments from customers	11,208	12,335
Total current liabilities	66,811	69,413
Deferred income taxes	26,851	27,321
Long-term debt, less current portion	217,913	224,660
Other long-term liabilities	4,714	1,689
Total liabilities	316,289	323,083
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000 shares
authorized; 16,690 and 16,538 shares issued;
16,484 and 16,332 shares outstanding)	167	165
Additional paid-in capital	72,916	71,818
Accumulated other comprehensive loss	(5,688)	(1,809)
Retained earnings	84,146	76,491
Treasury stock, at cost (206 shares)	(2,800)	(2,800)
Total stockholders’ equity	148,741	143,865
Total liabilities and stockholders' equity	$465,030	$466,948

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Quarter Ended
	January 2,	December 28,
	2009	2007

Cash flows from operating activities
Net cash provided by operating activities	$4,599	$9,560

Cash flows from investing activities
Capital expenditures	(904)	(1,687)
Payment of patent application fees	-	(147)
Net cash used in investing activities	(904)	(1,834)

Cash flows from financing activities
Repayments of debt	(4,750)	(1,000)
Proceeds from issuance of common stock to employees	423	210
Proceeds from exercise of stock options	7	-
Net cash used in financing activities	(4,320)	(790)

Net (decrease) increase in cash and cash equivalents	(625)	6,936
Cash and cash equivalents at beginning of period	28,670	20,474
Cash and cash equivalents at end of period	$28,045	$27,410

Supplemental cash flow disclosures
Cash paid for interest	$1,503	$155
Cash paid for income taxes, net of refunds	$819	$2,533

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended
		January 2,	December 28,
		2009	2007
Net income		$7,655	$2,510
Depreciation and amortization		2,698	2,650
Interest expense, net		4,455	4,812
Income tax (benefit) expense		(5,284)	1,950
EBITDA		9,524	11,922

Adjustments to exclude certain non-recurring or non-cash items:
Stock-based compensation expense	(1)	621	424
Total adjustments		621	424
Adjusted EBITDA		$10,145	$12,346

EBITDA margin	(2)	12.3%	13.9%
Adjusted EBITDA margin	(3)	13.2%	14.4%
Net income margin	(4)	9.9%	2.9%

(1) Represents a non-cash charge for stock options, restricted stock awards, restricted stock unit awards and the employee discount related to CPI's Employee Stock Purchase Plan.
(2) Represents EBITDA divided by sales.
(3) Represents adjusted EBITDA divided by sales.
(4) Represents net income divided by sales.

 CPI International, Inc.

 and Subsidiaries

 NON-GAAP SUPPLEMENTAL INFORMATION

 Free Cash Flow, Adjusted Free Cash Flow, Free Cash Flow Conversion

 and Free Cash Flow per Share

 (in thousands, except per share and percent data - unaudited)

Twelve Months Ended

January 2,

2009

 Net cash provided by operating activities
$28,920

 Capital expenditures
(3,479)

 Free cash flow
25,441

 Adjustments to exclude certain non-recurring items:

 Cash paid for debt extinguishment costs, net of taxes
(1)	132

 Total adjustments
132

 Adjusted free cash flow
$25,573

 Free cash flow
$25,441

 Net income
$25,594

 Free cash flow conversion
(2)	99%

 Free cash flow per share
(3)	$1.45

(1) Represents redemption premiums and other expenses associated with the repurchase and redemption of CPI’s floating rate senior notes, net of taxes.

(2) Represents free cash flow divided by net income, expressed as a percentage.

 (3)  Represents free cash flow divided by the simple average of the last four fiscal quarters’ “Shares used to compute earnings per share: Diluted.” The simple average of the last four fiscal quarters’ “Shares used to compute earnings per share: Diluted” is 17,588,000 shares.